Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
April 22, 2016

Thank you Tim and good morning everyone.

The Energy Equipment Group performed well during the first quarter of the year, primarily due to the wind towers business. The Group’s margin improved year-over-year on slightly lower revenues.

At the end of the first quarter, the wind tower backlog totaled $263 million, providing solid visibility for our planned production in 2016. We are beginning to see indications of future demand as a result of the tax incentive for renewable energy passed by the federal government at the end of 2015. The multi-year federal incentive provides wind farm developers and their supply chain partners the time to plan and develop new wind projects.

The utility structures market remains highly competitive. Shifting dynamics within the market are causing uncertainty about the timing of large projects. Replacement opportunities for utility towers may evolve as customers increasingly focus on reliability issues associated with the aging power grid. The federal tax incentive for wind power should eventually drive the development of additional transmission infrastructure needed to bring new wind power to market.

The Barge Group’s first quarter performance reflects a continuation of weak market conditions. Competitive market dynamics have resulted in a reduced amount of operating profit compared to recent years. Our barge team is doing a good job maximizing production efficiencies and reducing costs as we align our footprint with current demand. During the first quarter, we completed the closure of one of our four manufacturing facilities.

Demand for both dry cargo barges and liquid cargo barges remains weak. The strong U.S. dollar is negatively impacting agricultural exports, suppressing demand for hopper barges. At the same time, declining oil production has led to a significant overhang of underutilized tank barges. Approximately $14 million of orders were received during the first quarter, resulting in a total backlog of $319 million. This level of backlog substantially fills our production plan for the remainder of the year. The manufacturing flexibility built into our facilities in recent years has positioned our Barge team to respond effectively to changes in market demand.

The Construction Products Group improved quarterly revenue and profit year-over-year as a result of better weather and improving market conditions.

Demand for aggregates remains robust in the markets we serve in the southwestern United States. Repositioning our Construction Products business during the last few years has benefitted this Group’s overall performance. We are committed to finding opportunities to expand our product portfolio and grow our market positions. We expect the new federal transportation bill will increase demand for our highway products as we get closer to the end of the year.

I am pleased with the way our businesses are responding to changing and often challenging demand conditions. Our long-term outlook for energy and infrastructure investment in North America remains positive.

And now, I will turn the presentation over to Steve.